UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )

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HAVERTY FURNITURE COMPANIES, INC.
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2024

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, May 6, 2024
10:00 AM Eastern Time

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
HAVERTY FURNITURE COMPANIES, INC.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342

MEETING INFORMATION

DATE AND TIME:
Monday, May 6, 2024
10:00 a.m. Eastern Time

 LOCATION:
Courtyard Baltimore
Downtown/Inner Harbor
1000 Aliceanna Street
Baltimore, Maryland 21202

 RECORD DATE:
Holders of record of our Common Stock or Class A Common Stock as of March 8, 2024 are entitled to notice of, and to vote at, the meeting

ITEMS OF BUSINESS

1. Election of Directors:
Holders of Class A Common Stock to elect six directors.
Holders of Common Stock to elect three directors.

2. Advisory Vote on Executive Compensation.

3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024.

Shareholders may also transact such other business as may properly come before the annual meeting or any adjournments.

As a stockholder, your vote is very important, and the company’s board of directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Jenny Hill Parker
Senior Vice President, Finance, and
  Corporate Secretary

March 27, 2024
Atlanta, Georgia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2024.

The proxy statement and Form 10-K for 2023 are available at www.proxyvote.com and on Havertys’ website at havertys.com under “Investor Relations” then “Reports & Financials” and “SEC Filings.”

VOTING METHODS

Please carefully review the proxy materials and follow the instructions to cast your vote in advance of the meeting.

Internet
www.proxyvote.com*

Telephone
Call 1-800-690-6903*

Sign, date and return your proxy card.

*You will need the 11-digit control number from your proxy card, voting instructions or notice.

Table of Contents

Our Board of Directors	1
Proposal 1. Election of Directors
Nominees for Election by Holders of Class A Common Stock Nominees for Election by Holders of Common Stock	3 5
Corporate Governance
Board Leadership	7
Committees of the Board	7
Board of Directors Oversight Roles	9
Governance Guidelines and Policies	10
Director Compensation	13
Compensation Discussion and Analysis
Role of the NCG Committee	16
Recap of 2023 NEO Compensation Program	17
Executive Compensation Components	20
Compensation Committee Report	25
Executive Compensation
Summary Compensation Table	26
Grants of Plan Based Awards Table	28
Outstanding Equity Awards at Fiscal Year-End Table	29
Option Exercises and Stock Vested Table	31
Non-Qualified Deferred Compensation Plans	32
Pension Benefits and Retirement Plans	33
2023 Potential Payments upon Termination or Change in Control	33
CEO Pay Ratio Information	36
Pay-versus-Performance	36
Proposal 2. Advisory Vote on Executive Compensation	42
Equity Compensation Plan Information	43
Audit Committee Report	44
Proposal 3. Ratification of the Appointment of our Independent Registered Public Accounting Firm	47
Ownership of Securities
Ownership by our Principal Stockholders	48
Ownership by our Directors and Management	50
Information about our Annual Meeting	51
Stockholder Proposals for 2025 Meeting	53
Available Information	54
Other Business	54

GAAP to Non-GAAP Reconciliation	Appendix A

  Our Board of Directors

Our board is a highly engaged group of individuals that provides strong, effective oversight of Havertys. Both individually and collectively, our directors have the qualifications, skills and experience needed to inform and oversee the company’s long-term strategic growth priorities. The board believes that a variety and balance of perspectives on the board results in more thoughtful and robust deliberations, and ultimately, better decisions.

The nominees for election at the 2024 annual meeting were recommended to the board by its Nominating, Compensation and Governance Committee (the “NCG Committee”). The board of directors has a rigorous process to ensure that its composition is diverse, balanced and aligned with the evolving needs of the company. Currently the board consists of nine members, Mylle Mangum, will retire from the board as of the 2024 Annual Meeting, consistent with our Corporate Governance Guidelines on director retirement.
All of the nominees are currently directors of Havertys except for Natalie Morhous, who is standing for election for the first time at the 2024 Annual Meeting. Ms. Morhous was recommended as a nominee by several Havertys directors.  Each director nominee was nominated on the basis of the unique experience, background, qualifications, attributes and skills that he or she brings to the board, as well as how those factors blend with those of the other nominees.

The holders of Class A common stock will elect six directors and holders of common stock will elect three directors. Each elected director will hold office until the next annual meeting. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the NCG Committee and the board.

The biography of each of the nominees contains information regarding such nominee’s experience and his or her director positions held currently or at any time during the last five years. The fact that an icon is not shown does not mean the individual does not possess the experience, qualification, or skill.

Proposal 1: Election of Directors

What am I voting on?	Holders of Class A common stock are being asked to elect six directors for a one-year term. Holders of common stock are being asked to elect three directors for a one-year term.
Voting recommendations:	Our board of directors recommends a vote “For” each of the director nominees.

2024 Proxy Statement |1

Director Nominee Highlights

Building Our Board - Nominee Demographics

The Board strives to maintain an appropriate balance of tenure, diversity and skills on the board.

TENURE

3 0-5 Years

2 6-10 Years

1 11-20 Years

3 20 + Years

14 Years Average Tenure

AGE

- **3** Under 55
- **2** 55-65
- **3** 66-70
- **1** 70 +

61 Years Average Age

Nominee Attributes and Skills

All Director nominees exhibit:

• High integrity
• Strategic and innovative thinking
• Strong leadership skills
• A proven record of success
• Financial acumen
• Excellent communication skills
• Knowledge of corporate governance requirements and practices
• Able to identify and manage risks
• Strong collaboration, discussion, and decision-making skills
5 out of 9 current or former CEO 5 out of 9 Other public board experience 7 out of 9 finance experience	8 out of 9 Risk Assessment experience 7 out of 9 Consumer-focused experience 5 out of 9 Marketing/ Brand Building experience	7 out of 9 Sales experience 1 out of 9 Cybersecurity experience

2024 Proxy Statement |2

Director Nominees

Proposal 1: Nominees for Election by Holders of Class A Common Stock

L. ALLISON DUKES Age 49	Independent Director since 2016
Principal Occupation: Senior Managing Director and Chief Financial Officer, Invesco Ltd. since August 2020. Deputy Chief Financial Officer, Invesco Ltd. from March 2020 to August 2020. Former Chief Financial Officer for SunTrust Banks, Inc. from March 2018 until December 2019. Head of Commercial Banking for SunTrust Banks, Inc. from 2017 until 2018.

Affiliations: Board of Trustees of Children’s Healthcare of Atlanta and Board of Trustees of Emory University; past chair of the Board of Junior Achievement of Georgia.

Experience:

RAWSON HAVERTY JR. Age 67	Non-Independent Non-Management Director since 2023 Management Director from 1992-2023
Principal Occupation: Retired, former Senior Vice President, Real Estate and Development of Havertys from 1998 until 2023.

Affiliations: Southface Institute, Christopher’s Haven Atlanta, and Advisory Board of the Emory University Center for Ethics.

Experience:

NATALIE B. MORHOUS Age 40	Ms. Morhous is standing for election for the first time.
Principal Occupation: CEO, RaceTrac Inc., since January 2024. President from February 2019 until January 2024.

Affiliations: Board of Directors of RaceTrac, Inc., Board of Directors of the National Association of Convenience Stores, Advisory Board of the Emory University Center for Ethics, Young President’s Organization, and Leadership Georgia‑2023.

Experience:

2024 Proxy Statement |3

Director Nominees

Proposal 1: Nominees for Election by Holders of Class A Common Stock

VICKI R. PALMER Age 70	Independent Director since 2001

Principal Occupation: Retired, former Executive Vice President, Financial Services and Administration for Coca-Cola Enterprises Inc. from 2004 until 2009. Senior Vice President, Treasurer and Special Assistant to the CEO of Coca‑Cola Enterprises Inc. from 1999 to 2004.

Other Public Directorships: First Horizon National Corporation.

Affiliations: Finance Chair of the Black Economic Alliance, Lifetime Trustee of Spelman College, Rhodes College, and Woodward Academy.

Experience:

DEREK G. SCHILLER Age 53	Independent Director since 2020

Principal Occupation: President and Chief Executive Officer of the Atlanta Braves, a Major League Baseball Club, since 2018. President of Business for the Braves from 2016 to 2018.

Affiliations: Member of the Board of the Metro Atlanta Chamber of Commerce, the Atlanta Convention and Visitors Bureau, the Atlanta Sports Council, and the Jack and Jill Late-Stage Cancer Foundation.

Experience:

AL TRUJILLO Age 64	Independent Director since 2003
Principal Occupation: President and Chief Operating Officer of the Georgia Tech Foundation since 2013. Investment Funds Advisor from 2007 to 2013. Former President and Chief Executive Officer of Recall Corporation, a global information management company from 2002 until 2007.

Other Public Directorships: Former director of SCANA Corporation, which was acquired by Dominion Energy in 2018.

Affiliations: Member of the Board of Trustees of Marist School.

Experience:

2024 Proxy Statement |4

Director Nominees

Proposal 1: Nominees for Election By Holders of Common Stock

MICHAEL R. COTE Age 62	Independent Director since 2022

Principal Occupation: Retired, former CEO of Secureworks from 2002 to 2022 and chairman of the board from 2002 to 2011.

Other Public Directorships: Secureworks from 2016 to 2021.

Affiliations: Executive Chairman of the Board of Directors of Nitel, Inc., Director of Palmetto Technology Group, Board of Trustees of Children’s Healthcare of Atlanta, and the Board of Trustees at Marist School.

Experience:

G. THOMAS HOUGH Age 69	Independent Director since 2018 Lead Director since 2021

Principal Occupation: Retired, Americas Vice Chair of Ernst & Young LLP (“EY”). Vice Chair of Assurance Services of EY from 2009 to 2014.

Other Public Directorships: Equifax Inc., Federated Hermes Fund Family, and former director of Publix Super Markets, Inc. from 2015 until 2020.

Affiliations: President’s Cabinet of the University of Alabama.

Experience:

CLARENCE H. SMITH Age 73	Management Director since 1989 Chairman of the Board since 2012

Principal Occupation: Chief Executive Officer of Havertys since 2003. President and Chief Executive Officer from 2003 until March 2021. Over 48 years with Havertys in various positions.

Other Public Directorships: Oxford Industries, Inc.

Affiliations: Executive Committee of Metro Atlanta Chamber of Commerce, and member of the Board of Trustees of Marist School.

Experience:

Clarence H. Smith and Rawson Haverty, Jr. are first cousins.

2024 Proxy Statement |5

Retiring Director – Not Standing For Election

MYLLE H. MANGUM Age 75	Independent Director since 1999
Principal Occupation: Chief Executive Officer of IBT Holdings, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries, since 2003.

Other Public Directorships: Barnes Group, Inc., Express, Inc., and former director of PRGX Global, Inc., which merged with Ardian in March 2021.

Affiliations: The Shopping Center Group.

Experience:

Dual Class Stock Structure

We have a dual-class capital structure, which we believe is in the best interests of Havertys and its stockholders. Havertys was founded in 1885 and its initial public offering was in October 1929. The Company’s dual-class structure began in 1986 when each holder of common stock received a share of Class A common stock.

The long-term success of the Company for the benefit of our stockholders has been, and continues to be, the primary focus and engagement of the Board and management. Our capital structure ensures that the Company has a solid and supportive investor base throughout challenging economic cycles and crises. Messrs. Haverty and Smith and their families, as descendants of the Company’s founder and significant shareholders, have a deep interest in the long-term growth and success of the Company. We believe that historically, our ownership structure and this “patient capital” approach have provided a strategic advantage helping to mitigate some of the short-term pressures and exposure faced by some companies. Our structure allows management and the Board to focus on transforming the business model for sustainable growth and maintaining a strong balance sheet that generally benefits all stockholders. This long-term focus is especially critical in the current macroenvironment, which includes depressed housing sales, higher interest rates, wars, and geopolitical unrest.

Our shareholder returns have significantly exceeded relevant market indices over the past 15 years since the “Great Recession.”  Our cumulative Total Stockholder Return between December 31, 2008 and December 31, 2023 has been 674%, compared to 504% for the S&P Small Cap Index and 364% for the NYSE/AMEX/Nasdaq Home Furnishings & Equipment Store Index.

2024 Proxy Statement |6

Corporate Governance

The following sections provide an overview of our corporate governance structure and processes as they relate specifically to our board of directors.

Board Leadership

Our company is led by Clarence Smith, who has served as chief executive officer since 2003 and chairman of the board since August 2012. Our board nominees are composed of seven independent directors, one non‑independent director, and Mr. Smith as a management director. Our independent directors meet in executive session at each board meeting. These sessions are presided over by the lead director.

Chairman/CEO:  We believe that having a combined chairman/CEO, independent chairs for each of our board committees, and an independent lead director helps provide strong, unified leadership for our board of directors and management team and is currently the right structure for our company. We have one individual who we believe is seen by employees, business partners, and stockholders as providing leadership for Havertys, and we have experienced independent directors providing oversight of company operations.

Lead Director:  Consistent with industry best practices, our lead director helps Havertys maintain a corporate governance structure with appropriate independence and balance. The lead director chairs the executive sessions of independent directors and facilitates communications between the chairman/CEO and other directors. The lead director, currently Mr. Hough, is elected by the independent directors annually.

The board believes that its current leadership structure is in the best interests of the Company and its stockholders, and that the board should continue to have the flexibility to determine the appropriate leadership structure for Havertys.

Attendance

During 2023, the board met four times and the committees met as indicated in the following table. Each director attended at least 88% of the meetings of the board and committees on which he or she served during 2023.

We do not have a policy regarding director attendance at the annual meeting of stockholders. We have historically received proxies representing approximately 88% of eligible shares and had no stockholders in attendance at our annual meetings. No directors attended the 2023 annual meeting, and none are expected to attend the 2024 annual meeting.

Committees of the Board

Our board has three standing committees: Audit Committee, NCG Committee and Executive Committee. The table on the next page shows the current membership, the principal functions and the number of meetings held in 2023.

2024 Proxy Statement |7

Corporate Governance

Name, Meetings and Members	Principal Functions

Audit Committee
Meetings: 4

Al Trujillo – Chair
Michael R. Cote
G. Thomas Hough
Vicki R. Palmer

Each member has been designated as “an audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and meets the independence requirements of the New York Stock Exchange (“NYSE”), SEC, and our Governance Guidelines as well as the enhanced standards for Audit Committee members in Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

➢ Provides oversight of the systems and procedures relating to the financial statements, financial reporting process, systems of internal accounting and financial controls.
➢ Reviews and discusses with management the company’s risk assessment framework and management policies including cybersecurity and the framework with respect to significant financial and enterprise risk exposures.
➢ Monitors the qualifications, independence and performance of the company’s internal audit function and independent auditor and meets after each quarterly meeting with management, the internal audit team, and the independent auditor in separate executive sessions.
➢ Committee charter on Havertys’ website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents

NCG Committee
Meetings: 2

L. Allison Dukes – Chair
G. Thomas Hough
Mylle H. Mangum
Derek G. Schiller
Al Trujillo

Each member meets the independence requirements of the NYSE, SEC and our Governance Guidelines as well as the enhanced standards for Compensation and Governance Committee members in Rule 16b-3 promulgated under the Exchange Act.

➢ Translates our compensation objectives into a compensation strategy that reinforces alignment of the interests of our executives with that of our stockholders.
➢ Approves and evaluates the company’s director and executive officer compensation plans, policies and programs.
➢ Conducts an annual review and evaluation of the CEO’s performance in light of the company’s goals and objectives.
➢ Reviews and makes recommendations for composition and structure of the board and policies relating to the recruitment of new board members and nomination and reelection of existing board members.
➢ Oversees the compliance structure and programs with annual reviews of Havertys’ corporate governance documents.
➢ Oversees the company’s ESG-related initiatives.
➢ Reviews and approves related person transactions in accordance with board practices.
➢ Committee charter on Havertys’ website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents

Executive Committee Meetings: 0 Actions by Unanimous Consent: 1 Independent Members: G. Thomas Hough – Chair L. Allison Dukes Al Trujillo Management Member: Clarence H. Smith

➢ In accordance with our bylaws, acts with the power and authority of the board in the management of our business and affairs in the interim period between meetings of the board.
➢ Generally, holds meetings to approve specific terms of financings or other transactions after these items have previously been presented to the board.
➢ Committee charter on Havertys’ website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents

2024 Proxy Statement |8

Corporate Governance

Board of Directors Oversight Roles

Stockholders elect our board to serve their long-term interests and to oversee management. Our management is responsible for understanding and managing the risks that we face in our business. Our board works with management to determine our mission and long-term strategy. Our board and its committees work closely with management to provide feedback from stockholders and oversight, review, and counsel related to long-term strategy, risks, and opportunities. It also oversees corporate governance, risk management, CEO succession planning, and the annual CEO evaluation. Our board looks to the expertise of its committees to provide strategic oversight in their areas of focus. Examples of oversight areas are provided below.

Risk Oversight. Inherent in the board’s responsibilities are the understanding and oversight of the various risks facing the company. Effective risk oversight is an important priority of the board. The board exercises its oversight responsibility for risk both directly and through its committees which have specific areas of focus for risk management. The board, as a whole, examines specific business risks, such as those associated with our business model and innovation, supply chain, and cybersecurity, in its regular meetings in addition to the reports from its committees.

Board of Directors
Continuous oversight of risks, with emphasis on strategic risks, operations, allocation of capital investments, and cybersecurity.
Audit Committee
Oversight of the risk management process, with focus on financial risks, enterprise risk, information technology and cybersecurity risk, internal controls, and annual risk assessments with our internal auditors and other members of management.
Management
Responsible for the day-to-day management of the risks facing the company.
NCG Committee
Oversight of compensation policies, practices, and incentive-related risks, organizational talent, succession risks, governance structure, board composition and compliance matters.

Long-Term Business Strategy. The board reviews management’s long-term business strategy including capital allocation priorities and business development opportunities each year and approves Havertys’ strategic plan. Updates on the key elements of the plan are reviewed by the board at each board meeting throughout the year.

Stockholder Engagement. We value stockholder views and insights and believe management has the primary responsibility for stockholder communications and engagement. The chairman and other members of Havertys’ senior management team communicate regularly with stockholders on a variety of topics throughout the year to address stockholders’ questions and to seek input concerning company policies and practices. The board receives regular updates concerning stockholder feedback which cover topics including our strategy and performance, capital allocations and corporate governance matters.
2024 Proxy Statement |9

Corporate Governance

Oversight of ESG. Havertys’ board of directors believes the company’s business strategy and ESG strategy should be in alignment and focus on material risks and business drivers. The board has delegated oversight of certain ESG matters to its committees.

Audit Committee:  Consistent with its oversight of financial and other metrics, the Audit Committee is tasked with reviewing our ESG disclosures.

NCG Committee:  ESG oversight related to compensation and human capital management is delegated to the NCG Committee. This includes reviewing Havertys’ culture and organization and the execution of ESG-related initiatives. The NCG Committee is also tasked with evaluating whether there is sufficient diversity on the board.

Management:  The ESG Working Group is comprised of cross-functional leaders that are responsible for strategy and executional buildout of all ESG activities and reports to the ESG Steering Committee. The ESG Steering Committee is responsible for providing oversight and approving the recommendations set forth by the Working Group and informing the board.

We began issuing a report in December 2021 containing disclosures on environmental, social, and governance factors that we consider relevant to our business. We update and share this important information and metrics related to our journey to reduce our environmental impact, strengthen our team and communities, and enhance our long-term, value-creating focus on sustainability.

Governance Guidelines and Policies

Our board and management team are committed to achieving and maintaining high standards of corporate governance, as well as a culture of and reputation for the highest levels of ethics, integrity and reliability. We annually review our governance policies and practices against evolving standards. In considering possible modifications, our board and management focus on those changes that are appropriate for our company and our industry, rather than adopting a one-size-fits-all approach.

Our board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, suppliers and communities. The board has adopted guidelines and a number of policies to support our values and good corporate governance and practices. These governance practices and policies include:

Director Independence. Our Corporate Governance Guidelines state that a majority of the directors must be non-management directors who meet the “independence” requirements of the NYSE. The NCG Committee conducts an annual review to determine the independence of each director based on the standards contained in our Governance Guidelines and NYSE corporate governance requirements. The board, based on the recommendation of the NCG Committee and its review, has affirmed that each of the following non-employee director nominees is independent and has no material relationship with the company that could impair their independence:

• Michael R. Cote	• G. Thomas Hough	• Vicki R. Palmer	• Al Trujillo
• L. Allison Dukes	• Natalie B. Morhous	• Derek G. Schiller

The board also determined that Ms. Mangum who is currently a director, but is retiring at the end of the 2023 board year, is also independent with no material relationship with the company that could impair her independence. Ms. Mangum currently serves on the NCG Committee.

For more information regarding our policy on Transactions with Related Persons, please see page 12 of this proxy statement.

2024 Proxy Statement |10

Corporate Governance

Annual Evaluations. The board is committed to continuous improvement with respect to its ability to carry out its responsibilities. Each year the board and its independent committees, supervised by the NCG Committee, conduct self-assessments related to their performance.  These annual assessments are an important tool to ensure the board is well-positioned to provide effective oversight.

Board Tenure, Mandatory Retirement and Resignation from Board. As of the start of the 2024 board year, the average tenure of our independent directors is nine years. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 75th birthday. On the recommendation of the NCG Committee, the board may waive this requirement on an annual basis. A director is also required to submit his or her resignation from the board to the NCG Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment. The NCG Committee can choose to accept or reject the resignation.

Director Nominations. The NCG Committee is primarily responsible for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors. The NCG Committee, which consists entirely of independent directors, regularly reviews the appropriate size and composition of the board and anticipates vacancies and required expertise. The NCG Committee reviews potential nominees from several sources, including directors, management, stockholders or others. The NCG Committee is also authorized to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.

In evaluating potential nominees, the NCG Committee will review and consider, among other things, the nominee’s relevant career and business operations experience, judgment, industry knowledge, independence, character, gender, race, ethnicity, age, demonstrated leadership skills, financial literacy, and experience in the context of the needs of the board at the time and the then-current mix of director attributes. The NCG Committee believes that it is essential that the board members represent diverse viewpoints. In considering candidates for the board, the NCG Committee considers the entirety of each candidate’s credentials.

The NCG Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the NCG Committee (See “Communications with Directors”). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director.  There is no difference in the manner in which the NCG Committee evaluates proposed nominees that are recommended by a stockholder.

Communications with Directors. The board welcomes questions or comments about the company and its operations. Interested persons wishing to write any director, committee or the board should send correspondence to the Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Please specify to whom your correspondence should be directed.

2024 Proxy Statement |11

Corporate Governance

Code of Conduct. All of our directors and employees, including our chief executive officer and other executive officers, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.

Hedging and Pledging Policies. We prohibit our directors, officers and employees from hedging their ownership of Havertys stock, including purchasing or selling derivative securities relating to Havertys stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Havertys securities. Our directors and executive officers are prohibited from pledging Havertys securities as collateral for a loan and from holding any Havertys securities in margin accounts. There are no outstanding pledges or margin accounts involving Havertys securities by any of our directors or executive officers.

Related Party Transaction Policy. Our board has adopted a written policy for the review, approval or ratification of certain related party transactions. The term “related party transaction” is defined as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will exceed $120,000 in any calendar year; (2) we are a participant; and (3) any related party of Havertys (such as an executive officer, director, nominee for election as a director or beneficial owner of greater than 5% of our stock, or their immediate family members) has or will have a direct or indirect interest.

The board has determined that the NCG Committee is best suited to review and approve related party transactions. When reviewing the material facts of related party transactions, the NCG Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy including: (1) certain transactions with another company in which the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s stock; (2) certain transactions where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends, stock repurchases, rights of offerings); (3) certain banking-related services in which the terms of such transactions are generally the same or similar to accounts offered to others in the ordinary course of business; and (4) transactions made on the same or similar terms available to all of our employees.

During 2023, there were no related party transactions requiring approval under the policy or disclosure in this proxy statement.

Compensation Committee Interlocks and Insider Participation. All NCG Committee members are independent and none of the NCG Committee members has served as an officer or employee of Havertys. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or NCG Committee. Therefore, there is no relationship that requires disclosure as a Compensation Committee interlock.
2024 Proxy Statement |12

Corporate Governance

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board and further align their interest with that of our stockholders. Mr. Smith, as a management director, did not receive any compensation for serving on the board during 2023.

Elements of Compensation for 2023 Board Year

Annual Retainer
Equity Retainer	$50,000
Cash Retainer	$50,000
Supplemental Annual Retainer
Lead Director	$12,000
Audit Committee Chair	$10,000
NCG Committee Chair	$10,000
Annual Stock Grant (FMV)
All Non-Employee Directors	$40,000

Director compensation is paid for the board year which begins on the day of our annual meeting of stockholders and terminates the day before the succeeding annual meeting. The annual equity retainer is paid on the first day of the board year and the cash retainers are paid quarterly. The annual stock grant of fully vested common stock is paid on the first day of the board year.

Compensation for 2024 Board Year

Compensation payable to the company’s non-employee directors is evaluated and determined by the NCG Committee and is then approved by the full board. The NCG Committee engaged its independent compensation consultant during 2023 for an evaluation of Havertys’ non-employee director compensation program compared to its peer companies. The NCG Committee considered the findings of that review, and among other things, the size and complexity of our operations and the time that directors spend fulfilling their duties to Havertys and our stockholders. Based on this review, the NCG Committee recommended and the board approved changes to the director compensation program for the 2024 board year (beginning on May 6, 2024), as follows:

Annual Retainer
Equity Retainer	$95,000
Cash Retainer	$60,000
Supplemental Annual Retainer
Lead Director	$25,000
Audit Committee Chair	$20,000
NCG Committee Chair	$15,000
Audit Committee Member	$10,000
NCG Committee Member	$5,000

•	All retainers beginning on May 6, 2024, will be paid on the first day of the board year.
•	The lead director will not receive a supplemental annual cash retainer for his or her committee service.

2024 Proxy Statement |13

Corporate Governance

Directors’ Deferred Compensation Plan.  Under the Directors’ Deferred Compensation Plan (“Deferred Plan”), non-employee directors may elect to defer receipt of the cash or common stock payment of their compensation and may elect to defer 100% of their annual retainer fee in shares of common stock. Under the Deferred Plan, deferred fees, plus any accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Five directors elected to defer a portion of their 2023 compensation. There are six directors with balances in the Deferred Plan, including Ms. Mangum; five have elected to receive their payments at the end of their board service and one has elected to receive payments beginning in 2040.

2023 Non-management Director Compensation.  The following table sets forth the compensation earned by our non‑management directors who served during 2023.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation (2)	Total ($)
Michael R. Cote	$50,000	$90,000	$—	$140,000
L. Allison Dukes	56,667	90,000	—	146,667
Rawson Haverty Jr. (2)	33,333	60,000	103,677	197,010
C. Thomas Hough	62,000	90,000	—	152,000
Vicki R. Palmer	50,000	90,000	—	140,000
Derek G. Schiller	50,000	90,000	—	140,000
Al Trujillo	60,000	90,000	—	150,000
Mylle H. Mangum (3)	53,333	90,000	—	143,333

(1)
Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The award reflected in this column consists of a fully-vested award granted to non-employee directors on May 8, 2023 as the annual grant made on the first day of the new board year. The grant date fair value was $25.57, which was the closing price of the company’s common stock on the grant date.

(2)
This column reflects the compensation received by Mr. Haverty for his services as an employee prior to his retirement from the Company in 2023. Mr. Haverty was a management director for the 2022-2023 board year and did not receive compensation for that service.

(3)	Ms. Mangum will retire from the board at the end of the 2023 board year on May 5, 2024.

Other Compensation.  Directors receive the same discounts as employees on our products. We do not provide any pension or other benefits to our non-employee directors.

Director Stock Ownership Guidelines.  The board has implemented stock ownership guidelines for non‑employee directors. Currently each director must own or hold at least 20,000 shares of our stock. In connection with the evaluation of director compensation, director stock ownership guidelines were also reviewed. Beginning on May 6, 2024 each director will be required to own a multiple of five times the cash retainer payable for board service. The required number of shares will be determined on the first day of each board year by dividing five times the cash retainers by the closing price of the Company’s stock on that date. Directors are prohibited from selling until the guideline amount is reached. Currently, all non‑employee directors meet, or are on track to meet, the requirements under the Company’s stock ownership guidelines.

2024 Proxy Statement |14

Compensation Discussion and Analysis

Overview

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of our executive compensation philosophy, the material elements of the program and the policies and objectives which support the program. This CD&A provides information on the program for all Havertys’ executive officers but focuses on the compensation of our named executive officers for 2023. The individuals who were subject to the SEC Section 16 reporting requirements during 2023 are referred to as the “executive officers.” Our named executive officers (“NEOs”) for 2023 consist of our CEO, our CFO, and our next three most highly-compensated executive officers, and are listed below:

Name	Age	Office and Year Elected to Office
Clarence H. Smith	73	Chief Executive Officer – 2022
Richard B. Hare	57	Executive Vice President and Chief Financial Officer - 2017
Steven G. Burdette	62	President – 2021; Executive Vice President, Operations 2017-2021
J. Edward Clary	63	Executive Vice President and Chief Information Officer – 2015(1)
John L. Gill	60	Executive Vice President, Merchandising – 2019; Senior Vice President, Merchandising 2018 - 2019
(1)	On March 4, 2024, Mr. Clary announced his intention to retire effective July 2024.

Our goal is to attract and retain talented executives who deliver value to our stockholders by achieving Havertys’ business objectives which drive sustained sales, EBITDA growth, cash flow, and returns to stockholders. Our executive compensation program and overall pay for performance philosophy align with that goal and our results.

2023 Performance Highlights

➢	Strong and Consistent Financial performance.
➢	Net sales of $862.1M, third highest in company history, up 7.5% compared to 2019 (pre-COVID).
➢	EBITDA* in 2023 up 79% compared to 2019 reflecting the changes to our operating model.
➢	Share repurchases of $6.9M, quarterly dividends of $19.1M, special dividends of $16.1M.

*EBITDA is a non-GAAP financial measure. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A.
2024 Proxy Statement |15

Compensation Discussion and Analysis

Role of the NCG Committee

The NCG Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers and equity plan awards. The NCG Committee took the following steps to ensure that it effectively carried out its responsibilities:

✔	Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives;

✔	Reviewed results from an annual review of compensation data related to our peers;

✔	Reviewed and recommended for approval to the independent members of the board of directors all compensation components for our CEO;

✔	Reviewed and approved all compensation components for our other executive officers;

✔
Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group;

✔
Held an executive session, without members of management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, and compensation level and covered these items in an executive session of the independent directors of the board; and

✔	Reviewed succession planning with the CEO and in executive session of the board.

2024 Proxy Statement |16

Compensation Discussion and Analysis

Recap of 2023 NEO Compensation Program

Compensation Component	Key Features	Purpose	2023 Actions
Base Salary	• Fixed base of cash compensation commensurate with job responsibilities and experience.	• Provide a fixed amount of cash compensation to attract and retain talented executives and differentiate the scope and complexity of executive’s positions as well as individual performance over time.	• Base salaries were increased in January 2023 by approximately 5.1% for the NEOs.

Annual Cash Incentive (MIP)
• Individual MIP opportunities are expressed as a percentage of base salary and can vary for executives based on their positions. Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIPs) approximates the median of our peer group.
• Performance-based cash incentive pay is comprised of two plans: MIP-I is tied to the company achieving certain pre-tax earnings levels during the year (80% of total target cash incentive pay) and MIP-II is based on successfully meeting individual performance goals (20% of total target cash incentive pay).
• The range of potential payouts for actual results relative to these goals is zero to 175% of target for MIP-I and zero to 100% of target for MIP-II.
• MIP amounts are earned based on the results achieved as determined by the Committee after evaluating company and individual performance against pre-established goals.

• Motivate and reward achieving or exceeding company and individual performance objectives, reinforcing pay-for-performance.
• Align performance measures for NEOs on key business objectives to lead the organization to achieve short-term financial and operational goals.
• Ensure alignment of short-term and long-term strategies of the company.
• 2023 performance resulted in total MIP-I earned at 85.3% of its target and MIP-II earned at 100% of its target for the NEOs.

Long-Term Equity
• Awards are granted annually with consideration of competitive market grant levels.
• Awards to NEOs are in the form of performance restricted stock units (PRSUs) based on EBITDA and Sales, and in the form of time-based restricted stock units.
• Vesting: The PRSUs granted in 2023 that are earned will cliff vest in February 2026. The restricted stock units vest in equal increments over a three-year period. The grants are forfeitable upon termination of employment, except in the cases of death, disability, or normal retirement.

• Stock-based compensation links executive compensation directly to stockholder interests.
• PRSUs provide a direct connection to company performance.
• Multi-year vesting creates a retention mechanism and provides incentives for long-term creation of stockholder value.

• Award sizes were determined in consideration of market levels, internal equity, and historical practices.
• 80% of our CEO’s and 70% of our other NEO’s equity awards were granted as PRSUs, with the remainder granted as RSUs. The PRSUs were tied 80% to EBITDA and 20% tied to Sales.
• 2023 performance-based awards tied to EBITDA were earned at 83.9% of target and awards tied to Sales were earned at 44.5% of target. These earned performance-based awards will vest in February 2026.

2024 Proxy Statement |17

Compensation Discussion and Analysis

✔   What We Do:

✔   Pay-for performance. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2023, variable compensation comprised approximately 73% of the targeted annual compensation for the chief executive officer and, on average, 59% of the targeted annual compensation for the other named executive officers.
✔   Provide competitive target pay opportunities. We annually evaluate our target and actual compensation levels and relative proportions of the types of compensation against our peer group. We use informed judgement in order to offer the compensation appropriate to motivate and attract highly talented individuals to enable our long-term growth.
✔   Align performance measures to a mix of key strategic and operating objectives. Performance measures for incentive compensation are linked to both strategic and operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the company.
✔   Link compensation to future stock performance. In 2023, all of the long-term incentive awards delivered to our named executive officers were in the form of equity-based compensation. For 2023, long-term equity compensation comprised approximately 47% of the targeted annual compensation for the chief executive officer and 31% to 35% of the targeted annual compensation for the other named executive officers.
✔   Retain an outside compensation consultant. The NCG Committee retains an independent compensation consultant to review the company’s executive compensation program and practices.
✔   Establish maximum payout caps for annual cash incentive compensation and Performance Restricted Stock Units (PRSUs).
✔   Maintain “Clawback” and “Recoupment” Policies. The company will recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric that is later subject to a financial restatement and may recover incentive compensation impacted by fraud or misconduct of the executive officer.
✔   Require meaningful stock ownership. Our chief executive officer is required to have qualified holdings equal to the lesser of a multiple of six times his base salary or 135,000 shares. Our CEO’s qualified holdings were approximately 267,000 shares at December 31, 2023. The other NEOs are also subject to ownership guidelines. Their qualified holdings ranged from approximately 43,000 to 74,000 shares at December 31, 2023. New officers have five years to meet required ownership guidelines.
✔   Mitigate undue risk-taking in compensation programs. Our compensation programs for our executive officers contain features that are designed to mitigate undue risk-taking by our executives.
✔   Require a “double trigger” for change-in-control severance benefits to be payable.

X   What We Don’t Do:

X   No repricing or buyout of underwater stock options. Our equity plan does not permit the repricing or buyout of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the company.

X   Prohibition against margin loans, pledging, and hedging or similar transactions of company securities by senior executives and directors.

X   No dividends or dividend equivalents are accrued or paid on unvested and/or unexercised awards.

X    No change-in-control tax gross ups. We do not provide change-in-control tax gross ups.

X    No significant perquisites. We do not provide our employees, including our NEOs, with significant perquisites.

2024 Proxy Statement |18

Compensation Discussion and Analysis

How We Make Compensation Decisions

The Committee has overall responsibility for approving and evaluating the company’s executive officers’ compensation plans, policies and programs. The Committee is also responsible for providing a NCG Committee report reviewing the company’s CD&A. The Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Committee exercises judgment and discretion in making them.

Compensation Consultants.  The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as an independent consultant to provide advice on executive compensation matters. Meridian serves as a resource for market data on pay practices and trends and provides independent advice to the Committee for setting executive compensation. Meridian reports directly and exclusively to the NCG Committee. However, at the Committee’s direction, Meridian works with management to review or prepare materials for the Committee’s consideration. Meridian provided no additional services to Havertys outside of the scope of the agreement with the Committee.

The Committee annually evaluates the compensation consultant's performance. During 2023, the Committee reviewed Meridian’s independence and determined that there were no conflicts of interest as a result of the Committee’s engagement of Meridian. The Committee did not engage any consultant other than Meridian during 2023 to provide compensation consulting services.

Compensation Analysis.  In determining appropriate compensation opportunities for our named executive officers, the Committee received input from Meridian. The Committee reviewed and analyzed competitive market data to be used as background for 2023 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when establishing the pay opportunities for NEOs discussed below. Market data was based primarily on public disclosures of pay opportunities available to executive officers in comparable positions at similar companies (our “peer group”). The peer group included companies from the retail furniture industry, retailers of big-ticket postponable items, and specialty retailers. The peer group is re-evaluated annually to take into account changes in their operations and our own. The peer group companies used in setting 2023 compensation were the same as used in the prior year except that Miller Knoll, Inc. was added and At Home, Knoll, Inc., and Vera Bradley were removed.
Peer Group
American Woodmark	Ethan Allen Interiors Inc.	La-Z-Boy Incorporated
Bassett Furniture Industries Inc.	Flexsteel Industries, Inc.	Miller Knoll, Inc.
Big 5 Sporting Goods Corporation	Hibbett Sports, Inc.	Oxford Industries, Inc.
Conn’s Inc.	Hooker Furnishings Corporation	Sleep Number Corporation
Culp, Inc.	Kimball International, Inc.	The Lovesac Company

Role of CEO. The compensation of every Havertys employee, including each named executive officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During early 2023, Mr. Smith provided recommendations to the NCG Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any equity awards for each executive officer (other than himself). These recommendations were based on the peer data provided by Meridian and Mr. Smith’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of Havertys’ financial goals and strategic objectives during the prior year. While the NCG Committee took Mr. Smith’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

2024 Proxy Statement |19

Compensation Discussion and Analysis

Executive Compensation Components

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of an executive officer’s annual total target compensation is determined by company performance as compared to goals established for our annual cash incentive plan and the ultimate value of long-term incentive awards, including the impact of our stock performance. We believe this approach reflects our executive compensation philosophy and objectives.

The graphs below illustrate how total target compensation for our NEOs at January 2023 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components. The company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the company’s financial performance and the interest of stockholders. These percentages are based on annualized total target compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement. Each NEO has a higher percentage of their target incentive compensation delivered through long-term equity compensation to ensure a focus on long-term results delivered for stockholders.

Base Salary. The base salary provides a fixed amount of competitive compensation to attract and retain executive talent by compensating executive officers for their level of responsibility, relative expertise and experience. The Committee reviews the information regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group. The Committee also considers the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive. The Committee has determined that, in order to enable the company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries within a reasonable range of the median of the peer group data.

2024 Proxy Statement |20

Compensation Discussion and Analysis

Management Incentive Plans Cash Awards.  Our compensation philosophy connects our executives’ potential annual cash earnings to performance. Consistent with prior years, the Committee established two plans (the “MIPs”) to provide an annual cash incentive opportunity to our NEOs. The Committee approved the MIP designs and targets in January 2023 as part of the annual compensation setting process. The target cash incentive amount for the combined MIPs as a percent of base salary ranged from 100% for Mr. Smith, 70% for Mr. Burdette, 65% for Mr. Hare, and 60% for Messrs. Clary and Gill. As in prior years, MIP-I is based upon pre-tax earnings goals and is 80% of the total cash incentive target and MIP-II is based on individual goals and represents 20% of the total cash incentive target.

The earnings-based MIP-I structure was designed so executives could earn above-target payouts when performance exceeded financial goals and below target payouts when goals are not achieved. Consistent with our historical approach, MIP-I includes quarterly pre-tax earnings goals to reflect the pace of our business as well as an annual objective, which is more heavily weighted (at 60% of the plan) than the individual quarters. The MIP-I targets were set in January 2023. The MIP-I provided for a 40% target payout to be earned once 70% of the goal was met, and a maximum payout at 175% of target for performance at or above 125% of the goal, and interpolation for performance between these levels.

MIP-I Goal and Earned
(in millions)	Q1	Q2	Q3	Q4	Annual	Total
MIP-I Weighting	9%	10%	10%	11%	60%	100%
MIP-I Pre-Tax Earnings Goal	$17.5	$19.6	$20.7	$20.9	$78.9
2023 Pre-Tax Earnings	$15.4	$15.8	$22.9	$18.5	$72.7
% of Goal Achieved	88%	81%	111%	89%	92%
Target % Achieved	76%	62%	133%	78%	84%
% of MIP-I Earned	6%	6%	13%	9%	50%	85%

The Committee reviewed the payout results of 85% of target based on the company’s 2023 pre-tax earnings performance. The overall payout resulted from payouts for our financial results in each quarter as well as the annual component of MIP-I.

The MIP-II design supports individual goals with payout ranging from 0% to 100% of target. The Committee reviewed each NEO’s performance relative to their MIP-II goals and determined that the individual goal payouts under the MIP-II was 100% for each of the NEOs.

The combination of the approved MIP-I and MIP-II payouts resulted in a total average MIP payout of 88.3% of target for the NEOs.

See the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our named executive officers for our 2023 performance.

2024 Proxy Statement |21

Compensation Discussion and Analysis

Long-Term Equity Incentive Compensation.  Our executives receive long-term equity incentive compensation intended to link their compensation to the company’s long-term financial success. All equity awards for our executives are approved by the Committee and the 2023 annual equity award grants were set at its meeting in January 2023. The 2023 grants were comprised of a mix of PRSUs based on EBITDA, PRSUs based on sales, and time-based restricted stock units.

The graphs below highlight the mix of the types of equity awards granted in 2023.

The EBITDA-based PRSU grants use adjusted EBITDA as the performance measure to determine the number of shares that will vest, measured over a performance period commencing January 1, 2023 and ending December 31, 2023. The 2023 EBITDA target was $93.3 million, exclusive of adjustments to eliminate unusual or non-recurring items, with a range from a threshold of $65.3 million that would earn 40% of the target shares to a maximum of $116.7 million that would earn 175% of the target shares.

EBITDA for 2023 was calculated at $85.8 million, resulting in 83.9% of the target shares being earned.* The shares will cliff vest in February 2026.

The Sales-based PRSU grants use net sales to determine the number of shares that will vest, measured over a performance period commencing January 1, 2023, and ending December 31, 2023. Net sales is the amount included in our Form 10-K for the year ended December 31, 2023. The sales target for 2023 was $950.0 million, with a range from a threshold of $855.0 million that would earn 40% of the target shares to a maximum of $1,045.0 million that would earn 125% of target shares.

Net sales were $862.1 million in 2023, resulting in 44.5% of the target number of shares being earned. These shares will cliff vest in February 2026.

The time-based restricted stock units vest in three equal annual installments beginning in May 2024.

Dividend and voting rights are not applicable to stock awards until vested. Additional details regarding grants are provided in the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards Value at Year-End Table.”

*EBITDA is a non-GAAP financial measure. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A.

2024 Proxy Statement |22

Compensation Discussion and Analysis

Stock Ownership Guidelines

In order to preserve the link between the interests of our executive officers and those of our stockholders, executive officers are expected to establish and maintain a significant level of stock ownership. Each executive officer is expected to have minimum qualified holdings based on the lesser of the fair market value of a multiple of his or her base salary or the number of shares indicated below. We count unvested time-based and earned performance-based restricted stock units, reduced by 25% representing shares withheld for taxes, towards satisfying the guidelines. New officers have five years from the date they become subject to the guidelines to meet the required ownership level. All of our NEOs currently meet the ownership guidelines. Our other executive officers either meet the ownership guidelines or are within the five-year compliance period.

Position	Guidelines
Chief Executive Officer	6.0x salary or 135,000 shares
President	4.0x salary or 65,000 shares
Executive Vice President	3.0x salary or 40,000 shares
Senior Vice President	2.0x salary or 25,000 shares

Pension Benefits and Retirement Plans

Supplemental Retirement Plan.  We have a non-qualified, non-contributory supplemental executive retirement plan (the “SERP”). The SERP was established in connection with a defined benefit plan for which the benefits were frozen in 2006 and its obligations settled in 2014. The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (the former pension plan, social security and the SERP) to $125,000. Effective December 31, 2015, no new benefits can be earned under the SERP.

Additional details regarding accumulated benefits under the SERP plan is provided in the “Pension Benefits and Retirement Plans Table.”

2024 Proxy Statement |23

Compensation Discussion and Analysis

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

99%
Approval of
Say-On-Pay
Proposal in 2023

The Committee considered the strong stockholder support of the compensation paid to our NEOs evidenced by the results of this advisory vote, and together with its analysis, did not make any specific changes to our executive compensation program for 2023 in response. Future annual advisory votes on executive compensation will serve as an additional tool to guide the committee in evaluating the alignment of the company’s executive compensation program with the interests of the company and its stockholders.

Frequency of Advisory Stockholder Vote on Executive Compensation

At our 2021 annual meeting on May 10, 2021, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our board. Consistent with this preference, the board implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than the company’s annual meeting of stockholders in 2027.

2024 Proxy Statement |24

Compensation Committee Report

The NCG Committee oversees Havertys’ compensation on behalf of the board and operates under a written charter adopted by the board. A copy of the charter is available on Havertys’ website at http://ir.havertys.com/corporate-governance-information/corporate-governance-documents.

The NCG Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of Havertys. The NCG Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the NCG Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2023 Fiscal Annual Report on Form 10-K.

The Nominating, Compensation and Governance Committee

L. Allison Dukes Chair	G. Thomas Hough	Mylle H. Mangum	Derek G. Schiller	Al Trujillo

2024 Proxy Statement |25

Compensation at Havertys

Summary Compensation Table

The following tables and footnotes describe the compensation earned for the last three years by our named executive officers.

Name, Principal Position, and Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Change in Pension Value (3)	All Other Compensation (4)	Total
Clarence H. Smith Chairman and Chief Executive Officer
2023	760,000	670,746	1,330,012	60,223	66,713	2,887,694
2022	725,000	772,676	1,150,562	—	30,953	2,679,191
2021	690,000	1,104,000	1,109,213	202,381	73,238	3,161,832
Steven G. Burdette President
2023	525,000	324,341	472,486	23,326	46,845	1,391,998
2022	462,833	369,516	384,790	—	48,544	1,302,850
2021	365,165	494,000	510,738	—	45,110	1,512,681
Richard B. Hare Executive Vice President and Chief Finance Officer
2023	465,000	266,754	399,988	—	28,842	1,160,584
2022	440,000	304,807	338,614	—	25,850	1,109,271
2021	420,000	436,800	343,875	—	27,537	1,228,212
J. Edward Clary Executive Vice President and Chief Information Officer
2023	420,000	222,405	300,007	35,819	26,990	1,005,221
2022	400,000	255,782	250,130	—	32,422	938,334
2021	387,000	371,520	274,609	—	28,284	1,061,413
John L. Gill Executive Vice President, Merchandising
2023	420,000	222,405	300,007	10,690	27,706	980,808
2022	400,000	255,782	250,130	—	25,133	931,045
2021	351,088	371,122	274,609	—	25,067	1,058,19

Summary Compensation Table Footnotes

(1)
Non-Equity Incentive Plan Compensation: Amounts for the cash earned under the annual incentive plans. For a description of the plans see “Compensation Discussion and Analysis.” The aggregate awards earned for 2023 were 88.3% of each NEO’s combined MIP target levels. The table below includes the amount of the total award to each named executive officer and the portion of the award attributable to each component.

	Corporate Performance ($)	Individual Performance	Total Annual Incentive Award ($)
Smith	$518,746	$152,000	$670,746
Burdette	250,841	73,500	324,341
Hare	206,304	60,450	266,754
Clary	172,005	50,400	222,405
Gill	172,005	50,400	222,405

2024 Proxy Statement |26

Compensation at Havertys

(1)
Stock Awards:  These amounts are the full value of the grants on the date the grants were made, as determined in accordance with ASC Topic 718. The full grant date value is calculated using the number of awards multiplied by the closing price of our stock on the date of grant. All the grants were made on January 26, 2023. Awards containing a performance-based vesting condition are included based on achieving target performance. The amounts reported for these awards may not represent the amounts the individuals will actually realize, as the number of shares earned, if any, will depend on actual performance versus goals and the change in our stock price over time.

The table below sets forth the details of the components that make up the 2023 equity awards. The value of the performance shares shown was calculated using the number of shares under the grants multiplied by the share price on the date of grant. The EBITDA and Sales performance grants were earned at 83.9% and 44.5%, respectively.

	Components of Annual Stock Awards				Additional Information
	Value of Time-based shares ($)	Value of Performance Shares - Target ($)		Total	Value of Performance Shares - Maximum ($)
		EBITDA	Sales		EBITDA	Sales
Smith	$266,029	$851,193	$212,790	$1,330,012	$1,489,595	$265,996
Burdette	141,749	264,603	66,134	472,486	463,072	82,676
Hare	120,003	223,995	55,990	399,988	391,999	69,980
Clary	90,002	168,004	42,001	300,007	294,007	52,510
Gill	90,002	168,004	42,001	300,007	294,007	52,510

(2)
Change in Pension Value:  Represents the aggregate change in the actuarial present value of accumulated benefits under the SERP for the applicable year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 10 Benefit Plans to our 2023 consolidated financial statements, which are included in our Form 10-K for the year ended December 31, 2023. Year-over-year changes in pension value for the SERP were frozen when the pension plan was terminated in 2014. The SERP monthly benefits are actuarially increased if commencement of such benefits begins after normal retirement age if elected by the participant prior to the SERP being frozen. For 2022, the change in pension value includes the impact of the late retirement factors under the SERP which increased the present values and higher discount rates which decreased present values. The methodology used to calculate the actuarial present value of the accumulated benefits under the SERP as of December 31, 2022 and December 31, 2021, did not include the impact of the late retirement factors. The amounts reported for 2021 were calculated using the late retirement factors, which resulted in part, in the increase in the benefit for 2021 as compared to 2020 for affected participants. The higher discount rates in 2022 resulted in a total decrease in pension values for the NEOs as follows: Mr. Smith - $23,127, Mr. Burdette - $97,833, Mr. Clary - $144,100 and Mr. Gill - $50,900. Mr. Hare joined the company in 2017 and has no benefits under the SERP.

(3)	All Other Compensation: These amounts for 2023 are comprised of items as noted in the following table:

	401 (K) Plan Match(a)	Deferred Compensation Plan Contribution(b)	Other(c)	Total
Smith	$13,200	$36,080	$17,433	$66,713
Burdette	13,200	16,935	16,710	46,845
Hare	13,200	—	15,642	28,842
Clary	13,200	—	13,790	26,990
Gill	13,200	—	14,506	27,706

(a)	The maximum 401(k) match for calendar year 2023 was $13,200.
(b)	Company contributions to the Deferred Compensation Plan are based on participants’ compensation and contributions.
(c)	Includes: premium costs for covering a portion of medical insurance coverage, additional life insurance, long-term disability coverage and health examinations.

2024 Proxy Statement |27

Compensation at Havertys

2023 Grants of Plan Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)(4)
Name, Grant and NCG Committee Approval Date	Award Type (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(5)	Grant Date Fair Value of Stock Award $(6)
Clarence H. Smith
1/26/2023	ACMIP-I	$21,888	$608,000	$1,064,000	—	—	—	—	—	—
1/26/2023	ACMIP-II	—	152,000	152,000	—	—	—	—	—	—
1/26/2023	PRSU	—	—	—	10,271	25,677	44,935	—	$33.15	$851,193
1/26/2023	PRSU.1	—	—	—	2,568	6,419	8,024	—	33.15	212,790
1/26/2023	RSU	—	—	—	—	—	—	8,025	33.15	266,029
Steven G. Burdette
1/26/2023	ACMIP-I	10,584	294,000	514,500	—	—	—	—	—	—
1/26/2023	ACMIP-II	—	73,500	73,500	—	—	—	—	—	—
1/26/2023	PRSU	—	—	—	3,193	7,982	13,969	—	$33.15	264,603
1/26/2023	PRSU.1	—	—	—	798	1,995	2,494	—	33.15	66,134
1/26/2023	RSU	—	—	—	—	—	—	4,276	33.15	141,749
Richard B. Hare
1/26/2023	ACMIP-I	8,705	241,800	423,150	—	—	—	—	—	—
1/26/2023	ACMIP-II	—	60,450	60,450	—	—	—	—	—	—
1/26/2023	PRSU	—	—	—	2,703	6,757	11,825	—	$33.15	223,995
1/26/2023	PRSU.1	—	—	—	676	1,689	2,111	—	33.15	55,990
1/26/2023	RSU	—	—	—	—	—	—	3,620	33.15	120,003
Edward J. Clary
1/26/2023	ACMIP-I	7,258	201,600	352,800	—	—	—	—	—	—
1/26/2023	ACMIP-II	—	50,400	50,400	—	—	—	—	—	—
1/26/2023	PRSU	—	—	—	2,027	5,068	8,869	—	$33.15	168,004
1/26/2023	PRSU.1	—	—	—	507	1,267	1,584	—	33.15	42,001
1/26/2023	RSU	—	—	—	—	—	—	2,715	33.15	90,002
John L. Gill
1/26/2023	ACMIP-I	7,258	201,600	352,800	—	—	—	—	—	—
1/26/2023	ACMIP-II	—	50,400	50,400	—	—	—	—	—	—
1/26/2023	PRSU	—	—	—	2,027	5,068	8,869	—	$33.15	168,004
1/26/2023	PRSU.1	—	—	—	507	1,267	1,584	—	33.15	42,001
1/26/2023	RSU	—	—	—	—	—	—	2,715	33.15	90,002

(1)	Award Type: ACMIP-I = Annual Cash Management Incentive Plan Compensation based on company performance
ACMIP-II = Annual Cash Management Incentive Plan Compensation based on individual performance
PRSU = Performance Restricted Stock Units contingent – EBITDA
PRSU.1 = Performance Restricted Stock Units contingent – Sales
RSU = Restricted Stock Unit
(2)
The 2023 Non-Equity Incentive Plans as discussed above provided for a target payout for 100% attainment of the goals and decreased to the payout threshold and increased to the maximum payout noted above.

(3)	The PRSU grant is based on 2023 adjusted EBITDA as discussed above. The number of shares actually achieved were 83.9% of the target and are shown as outstanding awards on page 29.
(4)	The PRSU.1 grant is based on a sales target for 2023. The number of shares actually achieved were 44.5% of the target and are shown as outstanding awards on page 29.
(5)	The base price for the PRSUs and RSUs is the closing price of our stock on the date of grant.
(6)	The fair value for the PRSUs and RSUs was determined using the target number of shares granted multiplied by the closing stock price on the grant date, in accordance with ASC Topic 718.

2024 Proxy Statement |28

Compensation at Havertys

Outstanding Equity Awards at 2023 Fiscal Year-End Table

The following table includes certain information with respect to the value of all unvested awards previously granted to the NEOs at December 31, 2023. The market value of shares of stock that have not vested is based on the closing market price as of December 29, 2023, the last trading day of 2023, which was $35.50.

		Stock Awards
Name	Date Awarded	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested ($)

Clarence H. Smith
1/21/21(1)		2,201	$78,136
1/21/21(2)		37,352	1,325,996
1/21/21(3)		6,670	236,785
1/26/22(1)		5,262	186,801
1/26/22(4)		25,592	908,516
1/26/22(5)		6,237	221,414
1/26/23(1)		7,715	273,883
1/26/23(6)		21,543	764,777
1/26/23(7)		2,856	101,388

Steven G. Burdette
1/21/21(1)		995	35,323
1/21/21(2)		9,849	349,640
1/21/21(3)		1,759	62,445
3/01/21(1)		1,650	58,575
1/26/22(1)		2,640	93,720
1/26/22(4)		7,787	276,439
1/26/22(5)		1,899	67,415
1/26/23(1)		4,276	151,798
1/26/23(6)		6,697	237,744
1/26/23(7)		888	31,524

Richard B. Hare
1/21/21(1)		1,039	36,885
1/21/21(2)		10,290	365,295
1/21/21(3)		1,838	65,249
1/26/22(1)		2,323	82,467
1/26/22(4)		6,853	243,282
1/26/22(5)		1,671	59,321
1/26/23(1)		3,620	128,510
1/26/23(6)		5,669	201,250
1/26/23(7)		752	26,696

2024 Proxy Statement |29

Compensation at Havertys

Outstanding Equity Awards Table (continued)

		Stock Awards
Name	Date Awarded	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares That Have Not Vested ($)

J. Edward Clary
1/21/21(1)		830	29,465
1/21/21(2)		8,218	291,739
1/21/21(3)		1,468	52,114
1/26/22(1)		1,716	60,918
1/26/22(4)		5,063	179,737
1/26/22(5)		1,234	43,807
1/26/23(1)		2,715	96,383
1/26/23(6)		4,252	150,946
1/26/23(7)		564	20,022

John L. Gill
1/21/21(1)		830	29,465
1/21/21(2)		8,218	291,739
1/21/21(3)		1,468	52,114
1/26/22(1)		1,716	60,918
1/26/22(4)		5,063	179,737
1/26/22(5)		1,234	43,807
1/26/23(1)		2,715	96,383
1/26/23(6)		4,252	150,946
1/26/23(7)		564	20,022

Outstanding Equity Awards Table Footnotes

Award Information		Vesting Rate	Vesting Dates	Conditions

(1)	Restricted Stock Units	33.3% per year	May 8 each year beginning year following grant date	Continued employment through vesting date.
(2)	Performance Restricted Stock Units	100%	February 28, 2024	Based on 2021 EBITDA, shares achieved at 175% of target.
(3)	Performance Restricted Stock Units	100%	February 28, 2024	Based on 2021 consolidated sales, shares achieved at 125% of target.
(4)	Performance Restricted Stock Units	100%	February 28, 2025	Based on 2022 EBITDA, shares achieved at 104.3% of target.
(5)	Performance Restricted Stock Units	100%	February 28, 2025	Based on 2022 consolidated sales, shares achieved at 101.7% of target.
(6)	Performance Restricted Stock Units	100%	February 28, 2026	Based on 2023 EBITDA, shares achieved at 83.9% of target.
(7)	Performance Restricted Stock Units	100%	February 28, 2026	Based on 2023 consolidated sales, shares achieved at 44.5% of target.

2024 Proxy Statement |30

Compensation at Havertys

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the vesting of restricted stock awards of the NEOs for the year ended December 31, 2023.

	Option and SSARs Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)
Clarence Smith	—	—	62,065	$2,231,514
Steve Burdette	—	—	22,023	753,832
Richard Hare	—	—	20,255	708,624
Ed Clary	—	—	16,605	581,765
John Gill	—	—	16,593	581,459

(1)
The value realized reflects the taxable value to the NEO as of the date of the vesting of restricted stock units. The actual value ultimately realized by the NEO may be more or less than the value realized calculated in the above table depending on whether and when the NEO held or sold the stock associated with the vesting occurrence.

(2)
The number of shares acquired on vesting is the gross number, including shares surrendered to us for the payment of withholding taxes. The following table outlines the net number of shares received by the NEOs.

Name	Net Shares Received (#)
Smith	34,474
Burdette	12,032
Hare	11,067
Clary	9,072
Gill	9,438

2024 Proxy Statement |31

Compensation at Havertys

Non-Qualified Deferred Compensation Plans

Top Hat Mutual Fund Option Plan. The Top Hat Mutual Fund Option Plan (the “Top Hat Plan”) was designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus they would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than fifteen years from leaving our employment. The following table includes certain information for those NEOs in the Top Hat Plan.

Name	Aggregate Earnings (Loss) in 2023($)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance at Last FYE ($)
Clarence Smith	$97,664	—	$423,459
Ed Clary	79,658	—	621,287

Deferred Compensation Plan. In January 2011, Havertys instituted a Deferred Compensation Plan for certain employees, including the NEOs. Under this plan participants may voluntarily defer receipt of up to 50% of their salary and 100% of their cash bonuses or non-equity plan compensation and allocate the deferred amounts among a group of investment options that mirrors the fund choices available in Havertys’ 401(k) Plan. Havertys may also make a percentage contribution of excess compensation to each participant. “Excess Compensation” refers to compensation above which a participant cannot receive an employer matching contribution under the existing 401(k) limits. The percentage company contribution was 3% for 2023. In general, deferred amounts ae distributed to the participant upon termination or at a specified date as elected by the participant or as required by the plan. The following table includes information for those NEOs participating in the Deferred Compensation Plan. Mr. Gill does not participate in the Deferred Compensation Plan.

Name	Executive Contributions in 2023 ($)(1)	Company Contributions for 2023 ($)(2)	Aggregate Earnings (Loss) in 2023 ($)(3)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance at Last FYE ($)(4)
Clarence Smith	$109,250	$36,080	$623,722	$(174,494)	$4,284,895
Steve Burdette	52,396	16,935	49,748	—	556,908
Richard Hare	—	—	35,170	—	250,566
Ed Clary	167	—	150,154	—	705,621

(1)	Amounts included in this column have been included for the applicable year in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.
(2)	Amounts included in this column have been reported for the applicable year in the “All Other Compensation” column of the Summary Compensation Table.
(3)
Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)
All amounts included in this column have been reported in the current or prior years as either salary, non-equity incentive compensation or all other compensation in the summary compensation tables or as earnings or withdrawals in the deferred compensation tables.

2024 Proxy Statement |32

Compensation at Havertys

Pension Benefits and Retirement Plans

Retirement benefits are provided through Havertys 401(k) Plan and the SERP, which are described in the CD&A. The change in pension value can be impacted by the change in assumptions used to estimate present values. Please refer to Note 10, Benefit Plans to our financial statements in our annual report for the year ended December 31, 2023 for information on the assumptions related to the SERP.

The following table provides certain information on the retirement benefits available under the SERP Plan for each eligible NEO at December 31, 2023 (Mr. Hare joined Havertys in 2017 and therefore has no benefits under the SERP).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments during last fiscal year ($)
Clarence Smith	SERP	40	$738,387	—
Steve Burdette	SERP	32	282,058	—
Ed Clary	SERP	25	442,409	—
John Gill	SERP	15	120,555	—

The SERP Plan permits participants with 15 or more years of service to retire as early as age 55 with a reduction in the amount of their monthly benefits ranging from 50% at age 55 to 93.3% at age 64. As of December 31, 2023, Clarence Smith was eligible for retirement with no reduction in benefits. Messrs. Burdette, Clary and Gill are eligible for reduced benefits ranging from approximately 66.7% to 86.7%.

2023 Potential Payments upon Termination or Change in Control

The table on page 35 summarizes the estimated payments to be made under our agreements or plans which provide for payments to an NEO following, or in connection with, any termination of employment, including by resignation, retirement, death, disability, constructive termination, or termination following change in control. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of the plans as they now exist. As required by the SEC, we have assumed that employment terminated on December 31, 2023 and that the price per share of our common stock is the closing market price as of December 29, 2023, the last trading day of 2023, which was $35.50. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers, and which is available generally to all salaried employees. Also, this table does not include amounts reported in the deferred compensation tables or the pension benefits table, except for those receiving retirement benefits.

Salary. None of our NEOs has an employment agreement which guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our change in control agreement.

Change in control agreements. Our executive officers and other team members have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The board has therefore approved change in control agreements for our NEOs (the “Agreements”). The term of each Agreement automatically renews each January 1 unless notice is otherwise provided by Havertys.

2024 Proxy Statement |33

Compensation at Havertys

The Agreements provide benefits under a qualifying termination of employment within 24 months following a change in control. The benefits the individuals would be entitled to receive include:

•
Severance payments – calculated as equal to two times the sum of: (1) the higher of the individual’s annual base salary or the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based and (2) the higher of the amount paid as annual non-equity incentive compensation or the average amount paid in the three years preceding that in which the date of termination occurs.

•
Final year bonus – a pro-rata amount for the annual incentive plan performance period in which the date of termination occurs, the calculation and payment of which depend on when the date of termination occurs.

•	Reimbursement for medical and life insurance premiums – payments for a period of 24 months after the date of termination.

•
Acceleration of vesting on then-outstanding stock options and restricted stock awards; then-outstanding performance shares would be governed by the plan under which they were awarded. See “Accelerated Vesting of Long-Term Incentives” below for additional details on the outstanding awards.

We do not have employment agreements with any of our executive officers and there are no other written agreements related to termination other than the change in control agreements.

Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through performance and time-vested restricted stock units. Terms of accelerated vesting for long-term incentives upon various termination scenarios are described below. Long-term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement. All awards outstanding as of December 31, 2023 have been granted under our 2014 Long-Term Incentive Plan (the “2014 LTIP”) and 2021 LTIP.

Time Vested Restricted Stock Units (RSUs). Time based RSUs vest annually pro rata over three years, provided the executive has remained an active team member from the grant date through the vesting date. Generally, unvested RSU grants will vest in full if an NEO’s termination of employment is by reason of death or disability and will continue to vest if due to retirement, subject to the executive’s compliance with certain restrictive covenants. We calculated the value of RSUs using our market price as of December 29, 2023, the last trading day of 2023, which was $35.50.

Performance RSUs based on EBITDA and Sales (PRSUs). Upon termination of employment during the performance period by reason of death, disability, or retirement, unvested PRSUs will vest based on actual performance through the date of death, disability or retirement. After the performance period, the PRSUs will vest according to the grant agreement. At December 31, 2023, the number of units earned for all PRSUs were known and we calculated their value using our market price as of December 29, 2023, the last trading day of 2023, which was $35.50.

For awards of long-term incentives granted under the 2014 LTIP, in the event of a change in control the restrictions on the RSUs lapse and the PRSUs convert to time-based restricted stock awards. If the change in control occurs prior to the end of the performance period, 100% of the target award converts, and if after the performance period the shares earned will convert. The vesting of the RSUs and the converted time-based restricted stock awards is accelerated at the change in control. The NCG Committee has the right to cancel the RSUs and converted time-based awards in exchange for consideration equal to the value of the shares immediately prior to the change in control.

Awards of long-term incentives granted under the 2021 LTIP have double-trigger change-in-control vesting; if awards granted under the 2021 LTIP are assumed by the successor entity in connection with a change of control of the company, such awards will not automatically vest and pay out upon the change in control.

Retirement Plans. Benefits under the Supplemental Executive Retirement Plan (SERP) were frozen in December 2015. Mr. Hare joined Havertys in 2017 and therefore has no benefits under the SERP. The benefits under the SERP are not enhanced upon any termination.

2024 Proxy Statement |34

Compensation at Havertys

2023 Potential Payments upon Termination or Change in Control

Name	Voluntary		Involuntary Not for Cause		For Cause		Change in Control No Termination	Involuntary for Good Reason/Not for Cause (CIC)	Death	Disability
Clarence H. Smith
Severance	—		—		—		—	$3,218,282	—	—
Healthcare and Other	—		—		—		—	47,391	—	—
Long-Term Incentive	—	(2)	—	(2)	—	(2)	$4,097,694	$4,097,694	$4,097,694	$4,097,694
Retirement Plans(1)	—		—		—		—	—	—	—
Steve Burdette
Severance	—		—		—		—	1,841,904	—	—
Healthcare and Other	—		—		—		—	47,391	—	—
Long-Term Incentive	—	(2)	—	(2)	—	(2)	1,364,620	1,364,620	1,364,620	1,364,620
Retirement Plans(1)	—		—		—		—	—	—	—
Richard Hare
Severance	—		—		—		—	1,602,240	—	—
Healthcare and Other	—		—		—		—	61,479	—	—
Long-Term Incentive	—	(2)	—	(2)	—	(2)	1,208,953	1,208,953	1,208,953	1,208,953
Retirement Plans(1)	—		—		—		—	—	—	—
Ed Clary
Severance	—		—		—		—	1,406,472	—	—
Healthcare and Other	—		—		—		—	47,391	—	—
Long-Term Incentive	—	(2)	—	(2)	—	(2)	925,130	925,130	925,130	925,130
Retirement Plans(1)	—		—		—		—	—	—	—
John Gill
Severance	—		—		—		—	1,406,472	—	—
Healthcare and Other	—		—		—		—	47,391	—	—
Long-Term Incentive	—	(2)	—	(2)	—	(2)	925,130	925,130	925,130	925,130
Retirement Plans(1)	—		—		—		—	—	—	—

1.	We disclose the amounts related to the SERP Plan and the plans in which each NEO participates in the Pension Benefits, the Top Hat Mutual Fund Option Plan and the Deferred Compensation Plan Tables.
2.
Mr. Smith was the only NEO that was retirement eligible for purposes of the long-term incentive awards at December 31, 2023. If he had retired on such date, his outstanding awards would not have automatically vested. Therefore, we report zero value in the table above (considering for this purpose, “retirement” is a subset of voluntary termination). However, some of his awards would continue to vest following his retirement through the end of the respective vesting periods, subject to his compliance with certain restrictive covenants. The values of such awards at December 31, 2023 were $4,019,559.

3.
Time-based RSUs vest in full upon an NEO’s termination of employment by reason of death or disability. Similarly, PRSUs generally vest upon an NEO’s termination of employment by reason of death or disability based on actual performance through the date of death or disability, which for purposes of this table is assumed to be December 31, 2023.

The amounts shown in the table for “Change in Control No Termination” assume the successor entity in connection with the change of control does not assume the awards granted under the 2021 LTIP. All amounts shown in the above table would be paid in lump-sum payments by us in accordance with the applicable grant agreements.

2024 Proxy Statement |35

Compensation at Havertys

CEO Pay Ratio

The SEC requires the disclosure of the CEO to median employee pay ratio. We identified the median team member by examining the 2023 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2023. We included all individuals, whether employed on a full-time or part-time basis. We annualized the cash compensation for all permanent team members who were not employed for the entire period. We did not make full-time adjustments for part-time team members. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute annual equity awards to team members.

After identifying the median team member based on total cash compensation, we calculated annual total compensation for such team member using the same methodology we use for our named executive officers as set forth in the 2023 Summary Compensation Table in this proxy statement. In 2023, our CEO, Mr. Smith, had a total annual compensation of $2,887,694. Our median employee’s annual total compensation for 2023 was $63,729. As a result, we estimate that Mr. Smith’s 2023 annual total compensation was approximately 45 times that of our median team member, or 45:1.

Given the different methodologies that various public companies are allowed to use to determine their pay ratio, the ratio we report may not be comparable to those reported by other companies.

Pay-Versus-Performance

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain company financial performance metrics. For further information concerning our approach to pay-for-performance, refer to the Compensation Discussion and Analysis, beginning on page 15.

The following table provides information showing the relationship during 2023, 2022, 2021, and 2020 between (1) total compensation as reflected in the Summary Compensation Table ("SCT”), (2) executive compensation “actually paid” (“CAP”) (as defined by SEC rule and further described below) to (a) each person serving as our principal executive officer (“PEO”) (also referred to as our CEO) and (b) our non-PEO named executive officers (also referred to below as other NEOs), on an average basis, and (3) the company’s financial performance. The Company’s selected performance measure included in the chart below is Pre-Tax Income. Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so by reference to this section.

2024 Proxy Statement |36

Compensation at Havertys

Pay-Versus-Performance Table

					Value of initial Fixed $100 Investment			Company Selected Financial Performance Measure
Year	SCT Total Compensation for PEO (1)	Compensation Actually Paid to PEO	Average SCT Total Compensation For Non-PEO NEOs (2)	Average Compensation Actually Paid to Non‑PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (4) (in 000s)	Pre-Tax Income (5) (in 000s)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$2,887,694	$3,479,323	$1,134,652	$1,292,075	246	142	$56,319	$72,711
2022	2,679,191	2,646,013	1,170,014	959,065	193	122	89,358	119,501
2021	3,161,832	3,814,594	1,215,126	1,490,490	184	184	90,803	118,535
2020	2,437,008	3,382,845	1,013,649	1,268,297	153	136	59,148	76,731

1.	Clarence Smith served as our CEO for the entirety of 2023, 2022, 2021, and 2020.
2.	The NEOs included in this calculation for each year are:
2023 – Steve Burdette, Richard Hare, Ed Clary, and John Gill
2022 – Steve Burdette, Richard Hare, Ed Clary, John Gill and Rawson Haverty
2021 – Steve Burdette, Richard Hare, Ed Clary, and John Gill
2020 – Steve Burdette, Richard Hare, Ed Clary, and John Gill
3.	The peer group TSR is based on the cumulative return of the NYSE/AMEX/Nasdaq Home Furnishings & Equipment Store Index (SIC Codes 5700-5799).
4.	Net income as included in our 2023 Annual Report on Form 10-K.
5.	Pre-tax income, or income before income taxes, as included in our 2023 Annual Report on Form 10-K.
6.
The additional table below sets forth each of the amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate CAP. There were no assumptions made in the valuation of equity awards that differ materially from those disclosed as of the grant date of such equity awards.

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Compensation at Havertys

PEO	2023	2022	2021	2020
Total Compensation From SCT	$2,887,694	$2,679,191	$3,161,832	$2,437,008
DEDUCT: grant date fair value (GDFV) of equity awards granted during FY	$1,330,012	$1,150,562	$1,092,213	$816,800
ADD: FV as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$1,139,337	$1,219,920	$1,549,655	$1,673,482
ADD: change as of end of FY in FV of awards granted in any prior year that are outstanding and unvested as of FY-end	$466,558	$(69,860)	$198,163	$197,468
ADD: change as of the vesting date (from end of prior FY) in FV for any equity awards granted in any prior year that vested at the end of or during FY	$375,969	$(32,676)	$199,538	$(57,482)
DEDUCT: FV at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions or were cancelled during FY	$—	$—	$—	$33,264
DEDUCT: change in actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans reported in SCT(1)	$60,223	$—	$202,381	$17,567
Compensation Actually Paid (CAP) as defined by SEC Rule	$3,479,323	$2,646,013	$3,814,594	$3,382,845

Other NEOs	2023	2022	2021	2020
Total Compensation from SCT	$1,134,652	$1,170,014	$1,215,126	$1,013,649
DEDUCT: grant date fair value (GDFV) of equity awards granted during FY	$368,122	$281,772	$350,958	$254,229
ADD: FV as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$328,056	$260,274	$453,223	$498,822
ADD: change as of end of FY in FV of awards granted in any prior year that are outstanding and unvested as of FY-end	$122,711	$(16,027)	$63,599	$89,305
ADD: change as of the vesting date (from end of prior FY) in FV for any equity awards granted in any prior year that vested at the end of or during FY	$92,237	$(19,253)	$109,500	$(37,018)
DEDUCT: FV at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions or were cancelled during FY	$—	$154,171	$—	$—
DEDUCT: change in actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans reported in SCT(1)	$17,459	$—	$—	$42,232
Compensation Actually Paid (CAP) as defined by SEC Rule	$1,292,075	$959,065	$1,490,490	$1,268,297

(1)	As discussed on page 23, the SERP Plan was frozen in 2006 and accordingly there are no changes related to service costs and prior service costs.

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Compensation at Havertys

Financial Performance Measures
Our executive compensation program and compensation decisions reflect the guiding principles of aligning long-term performance and shareholder interests. The metrics used within our incentive plans are selected to support these objectives. The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs for the most recently completed fiscal year to the company’s performance are as follows:

•	Pre-Tax Income
•	Adjusted EBITDA
•	Net Sales
•	Total Shareholder Return

Analysis of the Information Presented in the Pay-versus-Performance Table

While the company utilizes several performance measures to align executive compensation with company performance, not all of those company measures are presented in the Pay-versus-Performance Table set forth above. Moreover, the company generally seeks to incentivize positive long-term performance and, therefore, does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v), the company is providing the following descriptions of the relationships between information presented in the Pay‑versus-Performance table.

TSR: TSR has the most direct and significant impact on CEO and NEO compensation actually paid. This is primarily driven by our compensation program design, which is structured with a significant portion of compensation delivered in equity awards (RSUs and PRSUs). The graphs below show the relationship between (1) compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our cumulative TSR and (2) our cumulative TSR and peer group TSR, over the four fiscal years ending December 31, 2023.

CAP versus TSR

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Compensation at Havertys

TSR: Company versus Peer Group

Pre-Tax Income: Pre-Tax Income impacts CEO and NEO compensation actually paid because it is the primary metric in our MIP-I Plan. The graphs below show the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our pre-tax income over the four fiscal years ending December 31, 2023.

CAP versus Pre-Tax Income

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Compensation at Havertys

Net Income: SEC rules require that net income be presented as a performance measure in the Pay-versus-Performance Table above. The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and net income attributable to Havertys over the four fiscal years ending December 31, 2023 as reported in the company’s consolidated financial statements.

CAP versus Net Income

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Proposal 2:  Advisory Vote on Executive Compensation

What am I voting on?	Advisory vote to approve named executive officers’ compensation (“say-on-pay-vote”).
Voting recommendation:	Our board of directors recommends a vote “For” approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, the Company provides its stockholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our named executive officers. The Company recommends that you vote for the approval of the compensation of our NEOs as described in this Proxy Statement. Accordingly, you may vote on the following resolution at the meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders.

As described in the Compensation Discussion and Analysis beginning on page 15, the Company’s compensation philosophy is to align executive pay with company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term stockholder value.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the NCG Committee or the board. Because we value our stockholders’ views, however, the NCG Committee and the board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 24 in the Compensation Discussion and Analysis, the NCG Committee considered the result of last year’s vote, in which approximately 99% of the shares voted were in support of the compensation of the Company’s NEOs. Your advisory vote serves as an additional tool to guide the NCG Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance.

This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation policies for our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the framework, policies, and procedures described in this Proxy Statement.

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Equity Compensation Plan Information

Information as of December 31, 2023 regarding our equity compensation plans is summarized as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding equity awards (a)	Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (SSARs) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
Long-Term Incentive Plans (1)	578,508(2)	—	1,003,267(3)
Non-Employee Director Compensation Plan	171,962(4)	—	434,415(5)
Equity compensation plans not approved by stockholders	—	—	—
Total	750,470	—	1,437,682

(1)	Shares issuable pursuant to outstanding equity awards under our 2014 LTIP and 2021 LTIP.
(2)
This number is comprised entirely of full value restricted stock units including shares issued pursuant to outstanding performance-based restricted stock units. Upon vesting shares of common stock are issued for each restricted unit on a 1-for-1 basis.

(3)
Any shares from the 2014 LTIP which are forfeited, expired, or cancelled are not made available for use under the 2021 LTIP. Any shares from the 2021 LTIP which are forfeited, expired, or cancelled are made available for use under the 2021 LTIP.

(4)	Shares deferred under the Directors’ Deferred Compensation Plan. Shares are issued from those held in the company’s treasury.
(5)	Shares remaining under the Non-Employee Director Compensation Plan. Shares are issued from those held in the company’s treasury.

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Audit Committee Report

The Audit Committee oversees Havertys’ financial reporting process on behalf of the board. Havertys’ management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. Havertys’ independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.

The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out its oversight responsibilities, it shall not be charged with, and is not providing, any expert or special assurance as to Havertys’ financial statements, or any professional certification as to the independent accountants’ work. In addition, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of an independent registered public accounting firm included in its report on Havertys’ financial statements.

The Audit Committee is comprised entirely of four independent directors as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter that enumerates its purpose and responsibilities, a copy of which is available on Havertys’ website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents.

The Audit Committee met four times during 2023 and schedules its meetings to ensure enough time is available to devote attention to its tasks. In carrying out its responsibilities, the Audit Committee among other things:

• meets with management and the independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”) to review and discuss Havertys’ accounting policies and significant estimates;
• discusses with Havertys’ internal auditors and Grant Thornton the overall scope and plans for their respective estimates;
• meets with both the internal auditors and Grant Thornton, with and without management present, to discuss the results of their examinations;
• reviews and discusses quarterly and annual financial reports prior to filing with the SEC and quarterly earnings press releases;
• supervises the relationship between Havertys and Grant Thornton, including having direct responsibility for Grant Thornton’s appointment, compensation, retention, and oversight; reviewing the scope of their audit services; approving audit and non-audit services; and confirming Grant Thornton’s independence;
• reviews with senior management significant risks and the processes by which risk is identified, assessed, and mitigated; and
• selects for the stockholders’ ratification, the independent registered public accounting firm for 2024.

(continued)

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Audit Committee Report

The Audit Committee further discussed with representatives of Grant Thornton the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board’s standards and the SEC. The Committee also received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Committee concerning independence and discussed with representatives of Grant Thornton the independence of that firm.

The Audit Committee also reviewed and discussed together with management and Grant Thornton, Havertys’ audited financial statements for the year ended December 31, 2023, and the results of management’s assessments of the effectiveness of the company’s internal control over financial reporting and Grant Thornton’s audit of internal control over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the board that the audited financial statements be included in Havertys’ Annual Report on Form 10-K for the year ended December 31, 2023.

The Audit Committee

Al Trujillo Chair	Michael R. Cote	G. Thomas Hough	Vicki R. Palmer

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Audit Matters

Approval Policies and Procedures

Grant Thornton LLP acts as Havertys’ independent auditor. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent auditor.
The policy provides for pre-approval by the Audit Committee of specifically-defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to its chairman the authority to approve permitted services. The chairman reports any decisions at the next scheduled Audit Committee meeting. Additionally, engagements exceeding $200,000 must receive advance approval by the Audit Committee. All of the fees detailed below were pre-approved by the Audit Committee.

Principal Accounting Fees Paid to Independent Auditors

Item	2023	2022
Audit Fees (a)	$746,000	$732,000
Audit-Related Fees (b)	—	—
Tax Fees (c)	27,752	24,000
All Other Fees	—	—
Total Fees	$773,752	$756,000

(a) Audit Fees. Included in this category are fees for the annual audits of the financial statements and internal controls, quarterly financial statement reviews, and consents.
(b) Audit-Related Fees. No fees were incurred in 2023 and 2022 for audit-related fees.
(c) Tax Fees. These fees include charges for tax research projects.

As noted on page 51 in the information about our annual meeting, we have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meeting. Accordingly, this is a very brief meeting conducted by our corporate secretary or other company representative. Our directors, other members of senior management, and representatives of Grant Thornton will not be present at the annual meeting. As such, representatives from Grant Thornton will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions.
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Proposal 3: Ratification of the Appointment of Havertys
   Independent Registered Public Accounting Firm for 2024

What am I voting on?	Ratification of the appointment of our independent registered public accounting firm for 2024.
Voting recommendation:	Our board of directors recommends a vote “For” the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024.

The Audit Committee has selected Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and we are asking our stockholders to ratify this appointment. Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of Grant Thornton to our stockholders for ratification because we value our stockholders’ views and as a matter of good corporate practice.
In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to evaluate the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.

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Ownership of Havertys Securities

Ownership by Our Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be beneficial owners of more than 5% of the issued and outstanding shares of our common stock or Class A common stock as of March 8, 2024. An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
Name and address of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Blackrock, Inc. 50 Hudson Yards, New York, NY	2,376,855	(3)	15.9%	—		—
The Burton Partnership 614 W. Bay Street, Tampa, FL	1,228,255	(4)	8.2%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX	1,251,604	(5)	8.4%	—		—
The Vanguard Group 100 Vanguard Blvd., Malvern, PA	1,088,133	(6)	7.3%	—		—
Renaissance Technologies LLC 800 Third Avenue, New York, NY	838,106	(7)	5.6%	—		—
LSV Asset Management 155 N. Wacker Drive, Suite 4600, Chicago, IL	762,070	(8)	5.1%	—		—
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA	—		—	603,497	(9)	47.3%
Rawson Haverty, Jr. PO Box 71175, Marietta, GA 30007-1175	15,000	(11)	*	186,959	(10)(11)	14.7%
Clarence H. Smith 780 Johnson Ferry Road, NE, Atlanta, GA	107,723	(12)(13)	*	113,986	(14)	8.9%

(1)	Based on 14,960,482 shares of our common stock outstanding on March 8, 2024.
(2)	Based on 1,275,395 shares of Class A common stock outstanding on March 8, 2024.
(3)	According to a Schedule 13G filed on January 22, 2024, BlackRock, Inc. holds sole voting power over 2,346,544 shares and sole dispositive power over 2,376,855 shares of common stock.
(4)
According to a Schedule 13G filed on June 1, 2016, The Burton Partnership, LP, The Burton Partnership (QP), LP and Donald W. Burton, General Partner, hold sole voting and dispositive power over 1,228,255 shares of common stock.

(5)
According to a Schedule 13G/A filed on February 9, 2024, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting power over 1,233,482 shares and sole dispositive power over 1,251,604 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to our investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”). The shares reported above are owned by the Funds. Dimensional possesses investment and/or voting power over the shares held by the Funds. Dimensional disclaims beneficial ownership of these securities.

(6)
According to Schedule 13G/A filed on February 13, 2024, The Vanguard Group holds shared voting power over 9,848 shares, sole dispositive power over 1,066,841 shares of common stock and shared dispositive power over 21,292 shares.

(7)	According to Schedule 13G/A filed on February 13, 2024, Renaissance Technologies LLC holds sole voting and dispositive power over 838,106 shares of common stock.
(8)	According to a Schedule 13G filed on February 9, 2024, LSV Asset Management holds sole voting power over 439,770 shares and sole dispositive power over 762,070 shares of common stock.
(9)
According to a Schedule 13D/A filed on January 3, 2018, Vill Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(10)
Mr. Haverty has direct ownership of 84,074 shares of Class A Common stock and sole dispositive and voting power over 65,140 shares of Class A common stock held by a limited liability company for which Mr. Haverty is the manager. The beneficial ownership disclosed also includes 8,728 shares of Class A common stock held in a trust for the benefit of Mr. Havertys child, for which he is co-trustee, as to which he disclaims beneficial ownership.

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Ownership of Havertys Securities

(1)
The Mary E. Haverty Foundation is a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares. The amounts shown reflect 15,000 shares of common stock and 29,017 shares of Class A common stock, respectively.

(2)
Mr. Smith has direct ownership of 64,177 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership. Mr. Smith also has 6,007 shares beneficially owned under the Havertys’ directors’ Deferred Plan.

(3)
This amount includes 7,850 shares of common stock held by a Georgia Limited Partnership in which Mr. Smith is a partner. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(4)
Mr. Smith has direct ownership of 112,036 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A Common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

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Ownership of Havertys Securities

Ownership by Our Directors and Management

 The following table sets forth the amount of Havertys’ common stock and Class A common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table, and all current directors and executive officers as a group as of March 8, 2024. Unless otherwise indicated, beneficial ownership is direct, and the person shown has sole voting and investment power. An asterisk indicates less than 1% of outstanding shares of that respective class.
	Common Stock			Class A Common Stock
	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Steven G. Burdette	16,663		*	28,530		2.2%
J. Edward Clary	46,238		*	—		—
Michael R. Cote	6,862		*	—		—
L. Allison Dukes	26,844		*	—		—
John L. Gill	22,303		*	7,500		*
Richard B. Hare	25,009		*	—		—
Rawson Haverty, Jr.	15,000	(4)	*	186,959	(4)(5)	14.7%
G. Thomas Hough	30,026		*	—		—
Mylle H. Mangum	67,816			—
Vicki R. Palmer	33,237		*	—		—
Derek G. Schiller	10,179		*	—		—
Clarence H. Smith	107,723	(6)(7)	*	717,483	(8)(9)	56.3%
Al Trujillo	65,405		*	—		—
Directors and Executive Officers as a group (16 persons)	592,417		4.0%	940,472		73.7%

(1)
This column also includes shares of common stock beneficially owned under our directors’ Deferred Plan for the following individuals: Mr. Cote: 5,474; Mrs. Dukes – 26,844; Mr. Hough – 14,880; Ms. Mangum – 64,297; Mr. Schiller – 3,519; Mr. Smith – 6,007; and Mr. Trujillo – 3,519.

(2)	Based on 14,960,482 shares of our common stock outstanding on March 8, 2024.
(3)	Based on 1,275,395 shares of our Class A common stock outstanding on March 8, 2024.
(4)
The Mary E. Haverty Foundation is a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares. The amounts shown reflect 15,000 shares of common stock and 29,017 shares of Class A common stock, respectively.

(5)
Mr. Haverty has direct ownership of 84,074 shares of Class A common stock. The beneficial ownership disclosed also includes 65,140 shares of Class A common stock held by a limited liability company for which Mr. Haverty is the manager and 8,728 shares of Class A common stock held in trust for the benefit of Mr. Haverty’s child, for which he is co-trustee, as to which he disclaims beneficial ownership.

(6)
Mr. Smith has direct ownership of 64,177 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(7)
This amount includes 6,007 shares of common stock held by a Georgia limited partnership in which Mr. Smith is a partner. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(8)
Mr. Smith has direct ownership of 112,036 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(9)
The amount also includes shares held by a partnership. According to a Schedule 13D filed on January 3, 2018, Villa Clare Partners, L.P. holds shared voting and dispositive power over 603,497 shares of Class A common stock. Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

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Information about Havertys Annual Meeting

Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf in connection with the 2024 annual meeting of stockholders of Haverty Furniture Companies, Inc. The company will pay all solicitation costs. The meeting will be held on May 6, 2024 at the Courtyard Baltimore Downtown/Inner Harbor, 1000 Aliceanna Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. Eastern Time (ET).

While all our stockholders are entitled to attend the annual meeting, we have historically received proxies representing approximately 90% of eligible shares. Accordingly, this is a very brief meeting conducted by our corporate secretary or other company representative, and not attended by our directors or other members of senior management. Accordingly, we strongly encourage you to review the proxy materials and follow the instructions to cast your vote using the internet, telephone, or mail, in advance of the meeting.

Who may vote? You may vote if you were a holder of record of Haverty Furniture Companies, Inc. as of the close of business on March 8, 2024.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials? We are providing access to our proxy materials via the internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials online and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates such election.

What if I want to receive a paper copy of the annual report and proxy statement? If you wish to receive a paper copy of the 2023 annual report and 2024 proxy statement, or future annual reports and proxy statements, please call 1‑800‑241-4599, send an email to investor.relations@haveryts.com or write to: Corporate Secretary, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will deliver the requested documents to you promptly upon your request.

Why should I vote? Your vote is very important regardless of the amount of stock you hold. The board strongly encourages you to exercise your right to vote as a stockholder of the company.

If I vote using the internet, telephone or mail, may I still attend the annual meeting? Yes. The board recommends that you vote using one of the methods previously outlined since it is not practical for most stockholders to attend and vote at the annual meeting. However, if your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.

Can I change my mind after I vote? You may change your vote by revoking your proxy at any time before the polls close at the meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the internet prior to 11:59 p.m. ET on May 5, 2024, or (3) voting again at the meeting.

How do I vote shares that are held by my broker? If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone and via the internet.

How will a quorum be determined? A majority of the outstanding shares of the combined classes of common stock present or represented by proxy constitutes a quorum for the annual meeting. As of the record date, March 8, 2024, we had 14,954,842 shares of common stock and 1,281,395 shares of Class A common stock outstanding.

2024 Proxy Statement |51

Information about Havertys Annual Meeting

What am I voting on, what is the vote required for each proposal to pass, and what is the effect of abstentions and broker non-votes on each proposal?

	Board Voting Recommendation	Votes Required for Approval	Abstentions	Broker Non-Votes
Election of Directors: Class A Common Stockholders Common Stockholders	FOR FOR	Plurality of affirmative votes cast in person or by proxy (i.e. the most affirmative votes)	No effect	No effect
Advisory Vote on Executive Compensation	FOR	Combined majority of votes cast in person or by proxy	No effect	No effect
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024	FOR	Combined majority of votes cast in person or by proxy	No effect	No effect Discretionary voting by broker permitted

The owners of Class A common stock and common stock vote as separate classes in the election of directors. Holders of Class A common stock will elect six directors, and holders of common stock will elect three directors. The election of directors requires a plurality (i.e. the most) of affirmative votes cast for approval. An “abstention” will have no effect on the vote’s outcome, because an abstention does not count as a vote under Maryland law, and under our bylaws, the candidates who receive the highest number of “for” votes are elected.

For all matters, excluding the election of directors, the owners of common stock are entitled to one vote for each share held, the owners of Class A common stock are entitled to ten votes per share held and the votes of both classes are then combined. These proposals require a combined majority of votes cast in person or by proxy for approval, and an “abstention” will not have the effect  of a vote “against” the proposals because an abstention does not count as a vote cast under Maryland law. Abstentions are counted for purposes of quorum.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on these proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

Where can I find the voting results of the annual meeting? We will announce voting results at the annual meeting, and we will publish the final results in a Form 8-K to be filed with the SEC on or before May 10, 2024. You may access or obtain a copy of this and other reports free of charge on our website at havertys.com, or by contacting our corporate secretary.

Who tabulates the votes? Broadridge Financial Solutions, Inc., an independent third party, will count the votes.

2024 Proxy Statement |52

Information about Havertys Annual Meeting

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to, or wish to begin householding, may contact the Corporate Secretary at 1-800-241-4599 or Corporate Secretary, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Stockholder Proposals for 2025 Meeting

All stockholder proposals and nominations discussed below must be mailed to: Haverty Furniture Companies, Inc., Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. Stockholder proposals and director nominations that are not intended to be included in our proxy materials will not be considered at any annual meeting of stockholders unless such proposals have complied with the requirements of our bylaws, including the advance notice requirements in section 10 of our bylaws which were recently amended. Our bylaws can be found on our corporate website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents.

Proposals to be included in next year’s Proxy Statement.  Stockholder proposals intended for inclusion in our proxy statement for the 2025 Annual Stockholders’ Meeting in accordance with the SEC’s Rule 14a-8 under the Exchange Act must be received by our company no later than the close of business on November 27, 2024. Any stockholder proposal received by the company after that date will not be included in the company’s proxy statement relating to the 2025 Annual Stockholders’ Meeting. Further, all proposals submitted for inclusion in the company’s proxy statement relating to the 2025 Annual Stockholders’ Meeting must comply with all of the requirements of SEC Rule 14a-8.

Proposals not to be included in next year’s Proxy Statement.  Stockholder nominations or stockholders who wish to bring business before Havertys’ 2025 Annual Stockholders’ Meeting other than through a stockholder proposal pursuant to SEC Rule 14a-8 must comply with the relevant provisions in our bylaws. Under the bylaws, written notice of such nomination or other business must be received by the Corporate Secretary at the address noted above not less than 60 days (January 26, 2025) nor more than 90 days (December 27, 2024) prior to the anniversary of the date of the mailing of the notice for the 2024 Annual Stockholders’ Meeting. However, if the date of the 2025 Annual Stockholders’ Meeting is more than 30 days before or after such anniversary date, the notice must be received by the Corporate Secretary at the address noted above not earlier than the 120th day prior to the date of the 2025 Annual Stockholders’ Meeting and not later than the later of the 90th day prior to the date of the 2025 Annual Stockholders’ Meeting and the tenth day following the day on which a public announcement of the date of the 2025 Annual Stockholders’ Meeting is first made.
In addition to satisfying the deadlines under the advance notice provisions of our bylaws described above, a stockholder who intends to solicit proxies pursuant to SEC Rule 14a-19 in support of nominees submitted under the advance notice provisions of our bylaws must provide notice to the Secretary of the Company regarding such intent no later than March 17, 2025.
2024 Proxy Statement |53

Information about Havertys Annual Meeting

Available Information

All of our corporate governance policies, including our board committee charters, Code of Conduct, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at https://ir.havertys.com.

A copy of our Annual Report on Form 10-K, as filed with the SEC, is available free of charge, upon written request to: Stockholder Relations, Havertys, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1-800-241-4599. Our Form 10-K is also available at our website at https://ir.havertys.com.

Other Business

As of the date of this proxy statement, we do not know of any business, other than that described in this proxy statement that may come before the meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card, or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors Jenny Hill Parker Senior Vice President, Finance and Corporate Secretary March 27, 2024 Atlanta, Georgia
2024 Proxy Statement |54

Appendix A – GAAP to NON-GAAP Reconciliation

The company has used EBITDA, a non-GAAP financial measure as defined under SEC rules in this Proxy Statement.

As required by SEC Rules, we have provided a reconciliation of this measure to the most directly comparable GAAP measure. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Reconciliation of EBITDA

(in thousands)	Year Ended December 31, 2023
Income before income taxes, as reported(1)	$72,711
interest income, net(1)	(5,508)
Depreciation(1)	18,603
EBITDA	85,806

(1)	These amounts are included in our Form 10-K for the year ended December 31, 2023.

2024 Proxy Statement | Appendix A1

 Signature [PLEASE SIGN WITHIN BOX]  Date  Signature (Joint Owners)  Date  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  V33500-P05852  For Against Abstain  ! ! !  ! ! !  HAVERTY FURNITURE COMPANIES, INC. 780 JOHNSON FERRY ROAD  SUITE 800  ATLANTA, GA 30342  1. Election of Directors: Holders of Class A Common Stock  The Board of Directors recommends a vote FOR the following proposals.  3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024.  Election of Directors  Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.  HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK For Withhold For All  All All Except  The Board of Directors recommends a vote FOR its  nominees.  2. Advisory Vote on Executive Compensation.  L. Allison Dukes  Rawson Haverty, Jr.  Natalie B. Morhous  Vicki R. Palmer  Derek G. Schiller  Al Trujillo  To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  ! ! !   SCAN TO  VIEW MATERIALS & VOTE  w  HAVERTYS CLASS A COMMON STOCK  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

 V33501-P05852  HAVERTYS CLASS A COMMON STOCK  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK  Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 6, 2024  By signing this proxy you appoint Jenny H. Parker and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares of Havertys' Class A Common Stock you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments thereof. The Annual Meeting will be held on May 6, 2024, at the Courtyard Baltimore Downtown/Inner Harbor 1000 Aliceanna St, Baltimore, Maryland 21202, at 10:00 a.m.  Please be sure to vote all classes of stock that you own.  You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.  SEE REVERSE SIDE  P R O X Y

 Signature [PLEASE SIGN WITHIN BOX]  Date  Signature (Joint Owners)  Date  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  V33502-P05852  For Withhold For All All All Except  ! ! !  For Against Abstain  ! ! !  ! ! !  HAVERTY FURNITURE COMPANIES, INC. 780 JOHNSON FERRY ROAD  SUITE 800  ATLANTA, GA 30342  The Board of Directors recommends a vote FOR the following proposals.  3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024.  Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.  HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK  The Board of Directors recommends a vote FOR its nominees.  Election of Directors  Election of Directors: Holders of Common Stock  Michael R. Cote  G. Thomas Hough  Clarence H. Smith  2. Advisory Vote on Executive Compensation.  To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.     SCAN TO  VIEW MATERIALS & VOTE  w  HAVERTY'S COMMON STOCK  VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

 V33503-P05852  SEE REVERSE SIDE  P R O X Y  HAVERTYS COMMON STOCK  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK  Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 6, 2024  By signing this proxy you appoint Jenny H. Parker and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares of Havertys' Common Stock you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments thereof. The Annual Meeting will be held on May 6, 2024, at the Courtyard Baltimore Downtown/Inner Harbor 1000 Aliceanna St, Baltimore, Maryland 21202, at 10:00 a.m.  Please be sure to vote all classes of stock that you own.  You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

 Your Vote Counts!  *Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.  Smartphone users  Point your camera here and vote without entering a control number  For complete information and to vote, visit www.ProxyVote.com  Control #  V33514-P05852  HAVERTY FURNITURE COMPANIES, INC.  2024 Annual Meeting  Vote by May 5, 2024  11:59 PM ET  You invested in HAVERTY FURNITURE COMPANIES, INC. and it’s time to vote!  You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the  availability of proxy material for the stockholder meeting to be held on May 6, 2024.  Get informed before you vote  View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s)  by requesting prior to April 22, 2024. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.  Vote in Person at the Meeting*  May 6, 2024  10:00 a.m.  Courtyard Baltimore Downtown/Inner Harbor 1000 Aliceanna St  Baltimore, Maryland 21202  HAVERTY FURNITURE COMPANIES, INC. 780 JOHNSON FERRY ROAD  SUITE 800  ATLANTA, GA 30342

 Vote at www.ProxyVote.com  THIS IS NOT A VOTABLE BALLOT  This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.  Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”.  V33515-P05852  Voting Items  Board Recommends  1. Election of Directors: Holders of Class A Common Stock  For  Nominees:  L. Allison Dukes 05) Derek G. Schiller  Rawson Haverty, Jr. 06) Al Trujillo  Natalie B. Morhous  Vicki R. Palmer  2. Advisory Vote on Executive Compensation.  For  3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024.  For

 Your Vote Counts!  *Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.  Smartphone users  Point your camera here and vote without entering a control number  For complete information and to vote, visit www.ProxyVote.com  Control #  V33516-P05852  HAVERTY FURNITURE COMPANIES, INC.  2024 Annual Meeting  Vote by May 5, 2024  11:59 PM ET  You invested in HAVERTY FURNITURE COMPANIES, INC. and it’s time to vote!  You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the  availability of proxy material for the stockholder meeting to be held on May 6, 2024.  Get informed before you vote  View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s)  by requesting prior to April 22, 2024. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.  Vote in Person at the Meeting*  May 6, 2024  10:00 a.m.  Courtyard Baltimore Downtown/Inner Harbor 1000 Aliceanna St  Baltimore, Maryland 21202  HAVERTY FURNITURE COMPANIES, INC. 780 JOHNSON FERRY ROAD  SUITE 800  ATLANTA, GA 30342

 Vote at www.ProxyVote.com  THIS IS NOT A VOTABLE BALLOT  This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.  Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”.  V33517-P05852  Voting Items  Board Recommends  For  Election of Directors: Holders of Common Stock  Nominees:  Michael R. Cote  G. Thomas Hough  Clarence H. Smith  2. Advisory Vote on Executive Compensation.  For  3. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2024. For